AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Amended and Restated Employment Agreement”), dated July 20, 2007, by and between Pipex Pharmaceuticals, Inc., a corporation organized under the laws of the State of Delaware (the “Corporation”), and Steve H. Kanzer, an individual (the “Employee” or the “Chief Executive Officer”).

W I T N E S S E T H:

WHEREAS, the Employee is currently a party to a four year employment agreement dated January 3, 2005 with Pipex Therapeutics, Inc., a wholly owned subsidiary of the Corporation (the “2005 Employment Agreement”);

WHEREAS, the Corporation and the Employee wish to amend and restate the 2005 Employment Agreement to revise certain provisions contained therein, including to make the Corporation a party thereto instead of Pipex Therapeutics, Inc.;

WHEREAS, in order to minimize the Corporation’s cash operating costs, the Employee has requested to reduce his annual salary by $100,000 per year, representing a 33.9% reduction in salary;

WHEREAS, the Employee has neither taken salary from the Corporation or any of its subsidiaries since 2002 nor under the 2005 Employment Agreement, and pursuant to the 2005 Employment Agreement upon the event of a financing which occurred on November 1, 2006 through the present, the Employee would otherwise be entitled salary under the terms of the 2005 Employment Agreement in the amount of $275,254 , which the Employee did not elect to take;

WHEREAS, the Employee desires that any and all oblibation on the part of the Corporation to pay such entitled salary be waived and instead the entire amount be considered a capital contribution to the Corporation by the Employee as of the date hereof for no consideration; and

WHEREAS, on Janaury 20, 2007 the Board of Directors granted the Employee’s requests and approved this Amended and Restated Employment Agreement;

NOW THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, this Amended and Restated Employment Agreement hereby amends and supersedes the 2005 Employment Agreement and it is agreed as follows:

1.	EMPLOYMENT: DUTIES

(a)        The Corporation engages and employs the Chairman and Chief Executive Officer, and Chief Executive Officer hereby accepts engagement and employment, as of the Corporation and, for the term of this Agreement as long as Chief Executive Officer desires to serve. It is expected that the employment duties of Chief Executive Officer will include reporting directly to the board of directors of the Corporation for the full time high quality performance of directing, supervising and having responsibility for overseeing the product development operations and the general affairs of the Corporation.

(b)        The Employee’s primary work location shall be the Corporation’s executive offices, provided, however, that Chief Executive Officer acknowledges and agrees that the performance by Chief Executive Officer of his duties hereunder may require significant international travel by Employee.

The Corporation shall provide a computer for the Chief Executive Officer, for use at the Corporation’s executive offices.

2.	TERM

The term of the Employee’s employment shall remain the same as under the 2005 Employment Agreement and therefore shall be until January 3, 2009, unless terminated earlier under Section 8 of this Agreement.

3.	COMPENSATION

(a) As compensation for the performance of his duties on behalf of the Corporation, Employee shall receive the following:

(i)         Base Salary.     Employee shall receive a base salary of one hundred ninety five thousand dollars ($195,000) per year (the “Base Salary”), payable semi-monthly, reflecting a reduction in Base Salary from the 2005 Employment Agreement of one hundred thousand dollars ($100,000) annually.

(ii)         Bonus. As under the 2005 Employment Agreement, on the first of each calendar year while employed, the Employee shall receive a bonus payment of one hundred thousand dollars ($100,000).

(iii)       Discretionary Transactional Bonus. In connection with a significant transaction consummated by the Corporation or its subsidiaries in which the Employee is directly or indirectly involved in, the Employee may be entitled to receive a discretionary transactional bonus payable in cash or equity in the sole and absolute discretion of both the Compensation Committee and the Board of Directors of the Corporation.

(iv)        Contribution to Capital of any Prior Salary. Any and all potential accrued salary to which the Employee may be entitled under the 2005 Employment Agreement for the period from November 1, 2006 in the amount of $275,254 and the bonus of $100,000 earned by the Employee on January 1, 2007 is hereby waived by the Employee and treated as a capital contribution to the Corporation by the Employee for no consideration;

(v)        The employee shall not receive any new stock options under this Agreement but instead the stock options already granted to Employee pursuant to the 2005 Employment Agreement and assumed by the Corporation in its acquisition of Pipex Therapeutics, Inc. shall remain in effect in accordance with their same vesting schedule and all other terms and conditions while the Employee remains an employee of the Corporation.

(b) The Corporation shall reimburse Employee for all normal, usual and necessary expenses incurred by Employee in furtherance of the business and affairs of the Corporation, including reasonable travel and entertainment, against receipt by the Corporation, as the case may be, of appropriate vouchers or other proof of Employee’s expenditures and otherwise in accordance with such Expense Reimbursement Policy as may from time to time be adopted by the Corporation.

(c) The Corporation shall provide Employee with full advance indemnification to the extent permitted by Delaware law, including indemnification for activities at all subsidiaries.

4.	REPRESENTATIONS AND WARRANTIES BY Employee

(a) Employee hereby represents and warrants to the Corporation as follows:

(i) Neither the execution and delivery of this Agreement nor the performance by Employee of his duties and other obligations hereunder violates or will violate any statute, law, determination or award, or conflict with or constitute a default under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which Employee is a party or by which he is bound.

(ii) Employee as the full right, power and legal capacity to enter and deliver this Agreement and to perform his duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of Employee enforceable against his in accordance with its terms. No approvals or consents of any persons or entities are required for Employee to execute and deliver this Agreement or perform his duties and other obligations hereunder.

(iii) Employee understands that some or all of the stock received by Employee pursuant to section 3(a) (iii) hereof will not be registered under the United States Securities Act of 1933 (the “1933 Act”), and acknowledges that he will be obligated to agree, as a condition to the issuance thereof, that he will acquire such stock for his own account for investment and not with a view to, or for resale in connection with a distribution thereof, and will bear the economic risk of his investment in such stock for an indefinite period of time.

6.	CONFIDENTIAL INFORMATION

(a) Employee agrees that during the course of his employment or at any time thereafter, he will not disclose or make accessible to any other person, the Corporation’s products, services and technology, both current and under development, promotion and marketing programs, lists, trade secrets and other confidential and proprietary business information of the Corporation or any affiliates or any of their clients. Employee agrees: (i) not to use any such information for himself or others, and (ii) not to take any such material or reproductions thereof from the Corporation’s facilities at any time during his employment by the Corporation. Employee agrees immediately to return all such material and reproductions thereof in his possession to the Corporation upon request and in any event upon termination of employment.

(b) Except with prior written authorization by the Corporation, Employee agrees not to disclose or publish any of the confidential, technical or business information or material of the Corporation, its clients or any other party to whom the Corporation owes an obligation of confidence, at any time during or after his employment with the Corporation.

(c) In the event that Employee breaches any provisions of this Section 6 or there is a threatened breach, then, in addition to any other rights which the Corporation may have, the Corporation shall be entitled, without the posting of a bond or other security, to injunctive relief to enforce the restrictions contained herein. In the event that an actual proceeding is brought in equity to enforce the provisions of this Section 6, Employee shall not urge as a defence that there is an adequate remedy at law, nor shall the Corporation be prevented from seeking any other remedies which may be available. In addition, Employee agrees that in event that he breaches the covenants in this Section 6, in addition to any other rights that the Corporation may have, Employee shall be required to pay to the Corporation any amounts he receives in connection with such breach.

(d) Employee recognizes that in the course of his duties hereunder, he may receive from the Corporation or others information which may be considered “material, non-public information” concerning a public company that is subject to the reporting requirements of the United States Securities and Exchange Act of 1934, as amended. Employee agrees not to:

(i) Buy or sell any security, option, bond or warrant while in possession of relevant material, non-public information received from the Corporation or others in connection herewith, and

(ii) Provide the Corporation with information with respect to any public company that may be considered material, non-public information, unless first specifically agreed to in writing by the Corporation.

7.	INVENTIONS DISCOVERED BY THE EMPLOYEE

The Employee shall promptly disclose to the Company any invention, improvement, discovery, process, formula, or method or other intellectual property, whether or not patentable or copyrightable (collectively, "Inventions"), conceived or first reduced to practice by the Executive, either alone or jointly with others, while performing services hereunder (or, if based on any Confidential Information, within one (1) year after the Term), (a) which pertain to any line of business activity of the Company, whether then conducted or then being actively planned by the Company, with which the Executive was or is involved, (b) which is developed using time, material or facilities of the Company, whether or not during working hours or on the Company premises, or (c) which directly relates to any of the Executive's work during the Term, whether or not during normal working hours. The Executive hereby assigns to the Company all of the Executive's right, title and interest in and to any such Inventions. During and after the Term, the Executive shall execute any documents necessary to perfect the assignment of such Inventions to the Company and to enable the Company to apply for, obtain and enforce patents, trademarks and copyrights in any and all countries on such Inventions, including, without limitation, the execution of any instruments and the giving of evidence and testimony, without further compensation beyond the Executive's agreed compensation during the course of the Executive's employment. All such acts shall be done without cost or expense to Executive. Executive shall be compensated for the giving of evidence or testimony after the term of Executive's employment at the rate of $2,000/day. Without limiting the foregoing, the Executive further acknowledges that all original works of authorship by the Executive, whether created alone or jointly with others, related to the Executive's employment with the Company and which are protectable by copyright, are "works made for hire" within the meaning of the United States Copyright Act, 17 U.S.C. (S) 101, as amended, and the copyright of which shall be owned solely, completely and exclusively by the Company. If any Invention is considered to be work not included in the categories of work covered by the United States Copyright Act, 17 U. S. C. (S) 101, as amended, such work is hereby assigned or transferred completely and exclusively to the Company. The Executive hereby irrevocably designates counsel to the Company as the Executive's agent and attorney-in-fact to do all lawful acts necessary to apply for and obtain patents and copyrights and to enforce the Company's rights under this Section. This Section 5 shall survive the termination of this Agreement. Any assignment of copyright hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as "moral rights" (collectively "Moral Rights"). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, the Executive hereby waives such Moral Rights and consents to any action of the Company that would violate such Moral Rights in the absence of such consent. The Executive agrees to confirm any such waivers and consents from time to time as requested by the Company.

8.	TERMINATION

(a) Employee’s employment hereunder shall continue as set forth in Section 2 hereof unless terminated upon the first to occur of the following events:

(i) The death or disability of Employee,

(ii) Termination by the Corporation for just cause.

(iii) Termination by the Corporation without just cause. For the purpose of this Agreement, “Just Cause” shall mean an activity that directly harms either party.

(iv)	Material breach by the Corporation of any provision of this agreement which is not cured by either party within fifteen (15) days of written notice thereof from the Employee, or.

(v)	Termination by the Employee at any time.

(vi)	Termination by the Corporation without Cause.

(vii)     In the event of termination by the Corporation without cause, the Corporation shall continue to pay the base salary of the Employee for the period of six (6) months payable on the normal pay period from the date of termination.

9.	NOTICES

Any notice or other communication under this Agreement shall be in person or in writing and shall be deemed to have been given (i) when delivered personally against receipt therefor, (ii) one (1) day after being sent by Federal Express or similar overnight delivery, (iii) three (3) days after being mailed registered or certified mail, postage prepaid, return receipt requested, to either party at the address set forth above, or to such other address as such party shall give by notice hereunder to the other party, or (iv) when sent by facsimile, followed by oral confirmation and with a hard copy sent as in (ii) or (iii) above.

10.	SEVERABILITY OF PROVISIONS

If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, such provision shall be interpreted so a to remain enforceable to the maximum extent permissible consistent with applicable law and the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

11.	ENTIRE AGREEMENT MODIFICATION

This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

12.	BINDING EFFECT

The rights, benefits, duties and obligations under this Agreement shall inure to, and be binding upon, the Corporation, its successors and assigns, and upon Employee and his legal representatives. This Agreement constitutes a personal service agreement, and the performance of the Employee’s obligations hereunder may not be transferred or assigned by the Employee.

13.	NON-WAIVER

The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

14.	GOVERNING LAW, DISPUTE RESOLUTION

This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Michigan of the United States of America without regard to principles of conflict of laws.

15.	HEADING

The headings of paragraphs are inserted for convenience and shall not affect any interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PIPEX PHARMACEUTICALS, INC.

__/s/Charles Bisgaier______________________

By:	Charles Bisgaier, Ph.D.
Title:	President

Signed and Agreed to:

_/s/Steve H. Kanzer______________________

By:	Steve H. Kanzer